UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
     JOHN F. FIEDLER
     200 S. Michigan Ave.
     Chicago, IL 60604
2. Issuer Name and Ticker or Trading Symbol
     BorgWarner Inc. (BWA)
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4. Statement For Month/Year
     APRIL 28, 2003
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person to Issuer (Check all applicable)
     (X) Director (x) Officer (give title below) ( ) 10% Owner ( ) Other
     Chairman
7. Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person ---
     Form Filed by More Than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security|2.Transaction Date |3. Transac- |4.Securities Acquired
                |(Month/Day/Year)   | tion Code  | (A) or Disposed of(D)
                                       | Code | V   | Amount |(A)or(D)|Price
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Common Stock       | 4/28/03           | S    |     | 25,278 | D   |$57.6171
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5. Amount of Securities |6. Ownership Form | 7.Nature of Indirect
   Beneficially Owned at| Direct (D) or | Beneficial Ownership
   End of Month         | Indirect (I)  |
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    37,218.18            |    I         |By The Five Dancing Bears, L.P.
      5,783              |    D         |Joint with Spouse
     106.868             |    I         |By 401(k) Plan
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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. Puts, Calls, Warrants, Options, Convertible Securities)
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1.Title of Deriv-|2.Conversion |3.Transaction |4.Trans- |5.Number of
 ative Security  | or Exercise | Date(month   | action  | Derivative
                 | Price of    | \day\year)   | Code    | Securities Ac-
                 | Derivative  |              |         | quired(A)or
                 | Security    |              |         | Disposed of(D)
                 |             |              |Code| V  | (A) | (D)
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6.Date Exercisable|7.Title and |8.Price of |9.Number of |10.Ownership
  and Expiration | Amount of | Derivative| Derivative |Form of Deriv-Date(month/day/year)|Underlying| Security| Securities |ative Security
  Date Exer-|Expiration|Securities|        | Beneficially|Direct (D) or
  cisable   | Date     |Title|Amt.or|      | Owned At End|Indirect (I)
            |                |#of shrs|    | Of Month |
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11. Nature of Indirect Beneficial Ownership
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Signature of Reporting Person
/s/ Laurene H. Horiszny as attorney-in-fact for JOHN F. FIEDLER
Date: April 29, 2003